Exhibit 99.1

Natera Reports Fourth Quarter and Full Year 2022 Financial Results

AUSTIN, Texas, February 28, 2023 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a global leader in cell-free DNA testing, today reported financial results for the fourth quarter and year ended December 31, 2022 and provided an update on recent business progress and financial outlook.

Recent Accomplishments & Highlights

●	Generated total revenues of $217.3 million in the fourth quarter of 2022 compared to $173.0 million in the fourth quarter of 2021, an increase of 25.6%. Product revenues grew 28.2% over the same period.
●	Generated total revenues of $820.2 million in the year 2022 compared to $625.5 million in the year 2021, an increase of 31.1%. Product revenues grew 37.4% over the same period.
●	Processed approximately 559,700 tests in the fourth quarter of 2022, compared to approximately 438,800 tests processed in the fourth quarter of 2021, an increase of 27.6%.
●	Processed approximately 2,066,500 tests in the year 2022, compared to approximately 1,570,000 tests processed in the year 2021, an increase of 31.6%.
●	Performed over 196,000 oncology tests in the year 2022, representing an increase of 158% over 2021, with 40 published peer-reviewed studies for Signatera to date.
●	Guiding 2023 total revenue of $980 million – $1 billion, reducing cash burn by approximately $150 million in 2023.
●	Secured Medicare coverage for breast cancer, representing fifth coverage decision for Signatera.
●	Prospective, multi-site CIRCULATE study featured on the cover and as lead publication in the January 2023 issue of Nature Medicine, which demonstrated Signatera’s ability to predict chemotherapy benefit in colorectal cancer with 18-months of clinical follow-up.
●	New American College of Medical Genetics (ACMG) guideline supporting screening for 22q.11.2 deletion syndrome.
●	National Society of Genetic Counselors (NSGC) guideline recommending that expanded carrier screening be made available to all individuals considering reproduction and all pregnant pairs.
●	Updated International Society for Heart and Lung Transplantation (ISHLT) guidelines for heart transplant, including dd-cfDNA testing in a Class 1B recommendation.
●	Seasoned healthcare executive Ruth Williams-Brinkley appointed to the Board, effective March 2, 2023.

“We delivered another strong year in 2022, helping a record number of patients with their care,” said Steve Chapman, Natera’s Chief Executive Officer. “We achieved important milestones that demonstrate the clinical utility of our tests, expanded coverage, and built on our leadership in evidence generation. Our guidance for 2023 reflects our expectations for robust top-line growth as we reduce operating expenses and continue to position the company for ongoing success.”

Fourth Quarter and Year Ended December 31, 2022 Financial Results

Total revenues were $217.3 million in the fourth quarter of 2022 compared to $173.0 million for the fourth quarter of 2021, an increase of 25.6%. The increase in total revenues was driven primarily by a 28.2% increase in product revenues, which were $212.9 million in the fourth quarter of 2022 compared to $166.1 million in the fourth quarter of 2021. The increase in product revenues was driven by an increase in test volumes compared to the fourth quarter of 2021. Natera processed approximately 559,700 tests in the fourth quarter of 2022, including approximately 543,900 tests accessioned in its laboratory, compared to approximately 438,800 tests processed, including approximately 424,200 tests accessioned in its laboratory, in the fourth quarter of 2021.

In the fourth quarter of 2022, Natera recognized revenue on approximately 519,200 tests for which results were reported to customers in the period (tests reported), including approximately 504,500 tests reported from its laboratory, compared to approximately 410,900 tests reported, including approximately 397,100 tests reported from its laboratory, in the fourth quarter of 2021, an overall increase of 26.4% for the quarter.

Total revenues for 2022 were approximately $820.2 million compared to $625.5 million in 2021, which represents an increase of 31.1%. Total revenues, excluding non-recurring revenues of $28.6 million from the Qiagen arrangement, increased by 37.4% in 2022 compared to 2021. In 2022, Natera processed approximately 2,066,500 tests including approximately 2,004,000 tests accessioned in its laboratory, compared to approximately 1,570,000 tests processed in 2021, including approximately 1,513,400 tests accessioned in its laboratory.

In 2022, Natera recognized revenue on approximately 1,919,600 tests reported, including approximately 1,861,000 tests reported from its laboratory, compared to approximately 1,453,500 tests reported, including approximately 1,400,100 tests reported from its laboratory, in 2021, an overall increase of 32.1% for the year.

Gross profit* for the three months ended December 31, 2022 and 2021 was $90.0 million and $78.9 million, respectively, representing a gross margin of 41.4% and 45.6%, respectively. Natera had lower margins in the fourth quarter of 2022 compared to the fourth quarter 2021 primarily due to increased labor and overhead costs driven by volume growth and customer support. Gross profit for the year ended December 31, 2022 and 2021 was $364.0 million and $307.1 million, respectively, representing a gross margin of 44.4% and 49.1%, respectively. Natera had lower margins in the year 2022 primarily due to changing product mix, increased labor and overhead costs driven by volume growth and customer support, as well as one time revenue recognized from the Qiagen arrangement in 2021.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the fourth quarter of 2022 were $231.7 million, compared to $218.6 million in the same period of the prior year, an increase of 6.0%. Total operating expenses in the year ended December 31, 2022 were $905.0 million, an increase of approximately 16.7% compared to $775.2 million in the prior year. The increases were primarily driven by headcount growth to support new product offerings.

Loss from operations for the fourth quarter of 2022 was $141.8 million compared to $139.7 million for the same period of the prior year. Loss from operations for the year 2022 was $541.0 million compared to $468.2 million compared to the prior year.

Net loss for the fourth quarter of 2022 was $142.6 million, or ($1.37) per diluted share, compared to net loss of $140.6 million, or ($1.48) per diluted share, for the same period in 2021. Weighted average shares outstanding were approximately 104.3 million in the fourth quarter of 2022 compared to 94.8 million in the fourth quarter of the prior year. Net loss for the full year 2022 was $547.8 million, or ($5.57) per diluted share, compared to net loss of $471.7 million, or ($5.21) per diluted share, for the full year 2021. Weighted average shares outstanding were 98.4 million in 2022 compared to 90.6 million in 2021.

At December 31, 2022, Natera held approximately $898.4 million in cash, cash equivalents, short-term investments and restricted cash, compared to $914.5 million as of December 31, 2021. As of December 31, 2022, Natera had a total outstanding debt balance of $362.0 million, comprised of $80.4 million including accrued interest under its line of credit with UBS at a variable interest rate of 30-day SOFR plus 121 bps and a net carrying amount of $281.7 million under its seven-year convertible senior notes issued in April 2020. The gross principal balance outstanding for the convertible senior notes was $287.5 million as of December 31, 2022.

Financial Outlook

Natera anticipates 2023 total revenue of $980 million to $1 billion; 2023 gross margin to be approximately 41% to 44% of revenues; selling, general and administrative costs to be approximately $510 million to $540 million; research and development costs to be $325 million to $345 million, and net cash consumption to be $300 million to $325 million**.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash consumption is calculated as the sum of GAAP net cash used by operating activities (estimated for 2023 to be between $250 million and $275 million) and GAAP net purchases of property and equipment (estimated for 2023 to be approximately $50 million).

Test Volume Summary

Unit	Q4 2022	Q4 2021	FY 2022	FY 2021	Definition
Tests processed	559,700	438,800	2,066,500	1,570,000	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	543,900	424,200	2,004,000	1,513,400	Test accessioned in our laboratory
Tests reported in our laboratory	504,500	397,100	1,861,000	1,400,100	Total tests reported in our laboratory less units reported outside of our laboratory
Tests reported	519,200	410,900	1,919,600	1,453,500	Total tests reported

About Natera

Natera™ is a global leader in cell-free DNA testing, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard of care to protect health and enable earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are validated by more than 100 peer-reviewed publications that demonstrate high accuracy. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas and San Carlos, California. For more information, visit www.natera.com.

Conference Call Information

Event:	Natera's Fourth Quarter and Full Year 2022 Financial Results Conference Call
Date:	Tuesday, February 28, 2023
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(888) 770-7321, Toll-Free
(929) 201-7107, International
Conference ID:	7684785

Webcast Link:	https://events.q4inc.com/attendee/196748198

Forward-Looking Statements

This press release contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including the company’s financial guidance for fiscal 2022, its ability to continue to increase its revenues, its product development plans and its ability to maintain and grow its business operations in light of the COVID-19 pandemic, are forward-looking statements. Any forward-looking statements contained in this press release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to further increase the use and adoption of our products through our direct sales efforts or through our laboratory partners; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may engage in acquisitions, dispositions or other strategic transactions that may not achieve our anticipated benefits and could otherwise disrupt our business, cause dilution to our stockholders or reduce our financial resources; we may need to raise additional capital to support our business plans, which may not be available when necessary or on favorable terms; we may not be successful in commercializing our cloud-based distribution model; our products may not perform as expected; the results of our clinical studies, including our SNP-based Microdeletion and Aneuploidy RegisTry, or SMART, Study, may not be compelling to professional societies or payors as supporting the use of our tests, particularly for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our primary CLIA-certified laboratories becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand, obtain or maintain third-party payer coverage and reimbursement for Panorama, Horizon and our other tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors; if the FDA were to begin actively regulating our tests, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; litigation or other proceedings, including investigations, subpoenas, demands, disputes, litigation, requests for information and other regulatory or administrative actions or proceedings, or resulting from either third party claims of intellectual property infringement or asserting infringement by third parties of our technology, is costly, may result in substantial business and financial penalties, may be time-consuming and could limit our ability to commercialize our products or services; any inability to effectively protect our proprietary technology could harm our competitive position or our brand; and we cannot guarantee that we will be able to service and comply with our outstanding debt obligations or achieve our expectations regarding the conversion of our outstanding convertible notes.

Additional risks and uncertainties that could affect our financial results are included under the captions, "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov.

In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Natera assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts

Natera, Inc.

Investor Relations
Mike Brophy, CFO, Natera, Inc., 510-826-2350, investor@natera.com

Media
Lesley Bogdanow, VP of Corporate Communications, Natera, Inc., pr@natera.com

Natera, Inc.

Consolidated Balance Sheets

(in thousands, except par value per share amount)

	December 31,	December 31,
	2022	2021
		(1)
Assets
Current assets:
Cash and cash equivalents	$466,005	$84,386
Restricted cash	86	228
Short-term investments	432,301	829,896
Accounts receivable, net of allowance of $3,830 in 2022 and $2,429 in 2021	244,385	122,074
Inventory	35,406	26,909
Prepaid expenses and other current assets	33,634	29,645
Total current assets	1,211,817	1,093,138
Property and equipment, net	92,453	65,516
Operating lease right-of-use assets	71,874	59,013
Other assets	18,330	18,820
Total assets	$1,394,474	$1,236,487

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$31,148	$27,206
Accrued compensation	44,010	40,941
Other accrued liabilities	144,214	93,353
Deferred revenue, current portion	10,777	7,404
Short-term debt financing	80,350	50,052
Total current liabilities	310,499	218,956
Long-term debt financing	281,653	280,394
Deferred revenue, long-term portion	20,001	21,318
Operating lease liabilities, long-term portion	76,577	61,036
Other long-term liabilities	—	1,479
Total liabilities	688,730	583,183
Commitments and contingencies
Stockholders’ equity:
Common stock (2)	11	10
Additional paid in capital	2,664,730	2,050,417
Accumulated deficit	(1,942,635)	(1,394,836)
Accumulated other comprehensive loss	(16,362)	(2,287)
Total stockholders’ equity	705,744	653,304
Total liabilities and stockholders’ equity	$1,394,474	$1,236,487

(1)	The consolidated balance sheet at December 31, 2021 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
(2)	As of December 31, 2022 and 2021, there were approximately 111,255,000 and 95,140,000 shares of common stock issued and outstanding, respectively.

Natera, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

	Year ended December 31,
	2022	2021	2020
Revenues
Product revenues	$797,307	$580,080	$377,877
Licensing and other revenues	22,915	45,406	13,128
Total revenues	820,222	625,486	391,005
Cost and expenses
Cost of product revenues	453,632	315,195	200,097
Cost of licensing and other revenues	2,624	3,223	3,523
Research and development	316,415	264,208	100,035
Selling, general and administrative	588,591	511,034	303,627
Total cost and expenses	1,361,262	1,093,660	607,282
Loss from operations	(541,040)	(468,174)	(216,277)
Interest expense	(9,319)	(8,305)	(15,082)
Interest and other income, net	3,538	5,381	7,562
Loss on debt extinguishment	—	—	(5,848)
Loss before income taxes	(546,821)	(471,098)	(229,645)
Income tax expense	(978)	(618)	(98)
Net loss	$(547,799)	$(471,716)	$(229,743)
Unrealized gain (loss) on available-for-sale securities, net of tax	(14,075)	(6,546)	3,340
Comprehensive loss	$(561,874)	$(478,262)	$(226,403)

Net loss per share:
Basic and diluted	$(5.57)	$(5.21)	$(2.84)

Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	98,408	90,558	81,011